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Document Number: 1
File Name: schedule13g.txt
Type: SC 13G
Description:
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                                    UNITED STATES
                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549

                                    SCHEDULE 13G
		Information Statement Pursuant to Rules 13d-1 and 13d-2
                      Under the Securities Exchange Act of 1934
			(Amendment No. _ )* Corrected[1]
                         Further Corected 8/23/2013[2]


                    	     CAPITAL SOUTHWEST CORPORATION
            ------------------------------------------------------------
                                  (Name of Issuer)


                           	     Common Stock
            ------------------------------------------------------------
                             (Title of Class of Securities)


                               	      140501107
                           -------------------------------
                                   (CUSIP Number)

				DECEMBER 31, 2011
            ------------------------------------------------------------
               (Date of Event Which Requires Filing of this Statement)

            Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

             |X| Rule 13-d-1(b)
                 Rule 13-d-1(c)
                 Rule 13-d-1(d)

            *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

            The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

	    [1]  This Corrected Schedule 13G is being filed to correct the
	    Schedule 13G filed by the Zuckerman Investment Group, LLC on February 15, 2012, which inadvertently included a calculation error with respect to the holdings reported therein and did not include Sherwin A. Zuckerman and Daniel R. Zuckerman as reporting persons. Upon discovering the errors, the reporting persons promptly took steps to file this Corrected Schedule 13G.

            [2] This Corrected Schedule 13G is being filed to further correct the Corrected Schedule 13G filed by the reporting persons on March 5, 2012 which indavertantly included a small calculation error with respect to the holdings reported therein. Upon discovering this error, the reporting persons promptly took steps to file this Further Corrected Schedule 13D.

            CUSIP No. 080555105                         Schedule 13G

                           1.    Name of Reporting Persons.
                                 I.R.S. Identification Nos. of above
                                 persons (entities only).
                                 ZUCKERMAN INVESTMENT GROUP* 20-2537728
                                 -------------------------------------

                           2.    Check the Appropriate Box if a Member
                                 of a Group (See Instructions)
                                 N/A
                                 (a)  [    ]
                                 (b)  [    ]

                           3.    SEC use only_________________________

                           4.    Citizenship or Place of Organization
                                 ILLINOIS

            -------------
            Number of      5.    Sole Voting Power                        0
            Shares
            Beneficially   6.    Shared Voting Power                      246,536
            Owned
            By Each        7.    Sole Dispositive Power                   0
	    Reporting
            Person With:   8.    Shared Dispositive Power                 246,536

                           9.    Aggregate Amount Beneficially Owned by   246,536
                                 Each Reporting Person

                           10.   Check if the Aggregate Amount in Row     None
                                 (9) Excludes Certain Shares (See
                                 Instructions)

                           11.   Percent of Class Represented by Amount   6.6%
                                 in Row (9)

                           12.   Type of Reporting Person (See 		  IA/OO
				 Instructions)

        * This Corrected Schedule 13G is being filed to further correct the Corrected
        Schedule 13G filed on March 5, 2012, which inadvertantly misstated the holding of this reporting person as 245,086 shares.

            CUSIP No. 080555105                         Schedule 13G

                           1.    Name of Reporting Persons.
                                 I.R.S. Identification Nos. of above
                                 persons (entities only).
                                 SHERWIN A. ZUCKERMAN*
                                 -------------------------------------

                           2.    Check the Appropriate Box if a Member
                                 of a Group (See Instructions)
                                 N/A
                                 (a)  [    ]
                                 (b)  [    ]

                           3.    SEC use only_________________________

                           4.    Citizenship or Place of Organization
                                 UNITED STATES

            -------------
            Number of      5.    Sole Voting Power                        0
            Shares
            Beneficially   6.    Shared Voting Power                      246,536
            Owned
            By Each        7.    Sole Dispositive Power                   0
	    Reporting
            Person With:   8.    Shared Dispositive Power                 246,536

                           9.    Aggregate Amount Beneficially Owned by   246,536
                                 Each Reporting Person

                           10.   Check if the Aggregate Amount in Row     None
                                 (9) Excludes Certain Shares (See
                                 Instructions)

                           11.   Percent of Class Represented by Amount   6.6%
                                 in Row (9)

                           12.   Type of Reporting Person (See            HC/IN
                                 Instructions)

        * This Corrected Schedule 13G is being filed to further correct the Corrected
        Schedule 13G filed on March 5, 2012, which inadvertantly misstated the holding of this reporting person as 245,086 shares.

            CUSIP No. 080555105                         Schedule 13G

                           1.    Name of Reporting Persons.
                                 I.R.S. Identification Nos. of above
                                 persons (entities only).
                                 DANIEL R. ZUCKERMAN*
                                 -------------------------------------

                           2.    Check the Appropriate Box if a Member
                                 of a Group (See Instructions)
                                 N/A
                                 (a)  [    ]
                                 (b)  [    ]

                           3.    SEC use only_________________________

                           4.    Citizenship or Place of Organization
                                 UNITED STATES

            -------------
            Number of      5.    Sole Voting Power                        0
            Shares
            Beneficially   6.    Shared Voting Power                      246,536
            Owned
            By Each        7.    Sole Dispositive Power                   0
	    Reporting
            Person With:   8.    Shared Dispositive Power                 246,536

                           9.    Aggregate Amount Beneficially Owned by   246,536
                                 Each Reporting Person

                           10.   Check if the Aggregate Amount in Row     None
                                 (9) Excludes Certain Shares (See
                                 Instructions)

                           11.   Percent of Class Represented by Amount   6.6%
                                 in Row (9)

                           12.   Type of Reporting Person (See            HC/IN
                                 Instructions)

        * This Corrected Schedule 13G is being filed to further correct the Corrected
        Schedule 13G filed on March 5, 2012, which inadvertantly misstated the holding of this reporting person as 245,086 shares.


       Item 1.

       (a)     Name of Issuer                           CAPITAL SOUTHWEST
                                                        CORPORATION
                                                        ---------------------
       (b)     Address of Issuer's Principal            12900 PRESTON ROAD
               Executive Offices                        ---------------------
                                                        DALLAS, TX 75230
                                                        ---------------------

       Item 2.

            (a)  Name of Person Filing                  ZUCKERMAN INVESTMENT GROUP
            (b)  Address of Principal Business Office   155 N. WACKER DRIVE,
                 or, if none, Residence                 SUITE 1700,
            (c)  Citizenship                            CHICAGO, IL 60606
                                                        ILLINOIS

	                                                SHERWIN A. ZUCKERMAN
                                                	155 N. WACKER DRIVE,
                                                  	SUITE 1700,
                                                	CHICAGO, IL 60606
                                                        UNITED STATES

                                                        DANIEL R. ZUCKERMAN
                                                  	155 N. WACKER DRIVE,
                                                 	SUITE 1700,
                                                 	CHICAGO, IL 60606
                                                        UNITED STATES

                                                        ---------------------

            (d)  Title of Class of Securities           COMMON STOCK
                                                        ---------------------


            (e)  CUSIP Number                           140501107
                                                        ---------------------

       Item 3. If this statement is filed pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:


          (a)      [  ] Broker or Dealer registered under Section 15 of the
                        Act (15 U.S.C. 78o).
          (b)      [  ] Bank as defined in section 3(a)(6) of the Act (15
                        U.S.C. 78c).
          (c)      [  ] Insurance Company as defined in section 3(a)(19) of
                        the Act (15 U.S.C. 78c).
          (d)      [  ] Investment Company registered under section 8 of the
                        Investment Company Act of 1940 (15 U.S.C. 80a-8).
          (e)      [X ] An investment adviser registered under
                        Section 240.13d-1(b)(1)(ii)(E);
          (f)      [  ] An employee benefit plan or endowment fund in
                        accordance with Section 240.13d-1(b)(1)(ii)(F);
          (g)      [X ] A parent holding company or control person in
                        accordance with Section 240.13d-1(b)(1)(ii)(G);
          (h)      [  ] A savings association as defined in Section 3(b) of
                        the Federal Deposit Insurance Act (12 U.S.C. 1813);
          (i)      [  ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
          (j)      [  ] Group, in accordance with Section 240.13d-
                        1(b)(1)(ii)(J).


       Item 4.  Ownership

       Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in
       Item 1.

       (a)   Amount beneficially owned    Incorporated by reference to Item
 	  				  9 of the cover page pertaining to
                                          each Reporting Person.

             Sherwin A. Zuckerman is Chairman & CEO and Daniel R. Zuckerman is President, and together they are the controlling shareholders of Zuckerman Investment Group, LLC, and thus may be considered the beneficial owners of shares beneficially owned by Zuckerman
             Investment Group, LLC.

                                          -----------------
       (b)   Percent of class             Incorporated by reference to Item
 	  				  11 of the cover page pertaining to
                                          each Reporting Person.
                                          -----

       (c)   Number of shares as to which the person has:



             (i)    Sole power to vote or      Incorporated by reference to Item
                    to direct the vote:        5 of the cover page pertaining to
                                               each reporting person.
                                               -----------
             (ii)   Shared power to vote or    Incorporated by reference to Item
                    to direct the vote:        6 of the cover page pertaining to
                                               each reporting person.
                                               -----------
             (iii)  Sole power to dispose or   Incorporated by reference to Item
                    to direct the disposition  7 of the cover page pertaining to
                    of:                        each reporting person.
                                                -----------
             (iv)   Shared power to dispose or Incorporated by reference to Item to direct the disposition  8 of the cover page pertaining to
                    of:                        each reporting person.
                                               -----------


       Item 5.  Ownership of Five Percent or Less of a Class

       If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|

       Item 6.  Ownership of More than Five Percent on Behalf of Another
                Person

       Owners of accounts managed by Zuckerman Investment Group, LLC have or may have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, securities held in their accounts.
       No such account has such power with respect to more than five percent of the class of securities to which this Schedule 13G relates.

       Item 7.   Identification and Classification of the Subsidiary Which
       Acquired the Security Being Reported on By the Parent Holding Company

       Not applicable.

       Item 8.  Identification and Classification of Members of the Group

       Not applicable.

       Item 9.  Notice of Dissolution of Group

       Not applicable.

       Item 10.  Certification

       By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

       Dated this 23rd day of August, 2013

       ZUCKERMAN INVESTMENT GROUP, LLC

       By:    /s/ Daniel R. Zuckerman
       Name:  Daniel R. Zuckerman
       Title: President

       /s/ Sherwin A. Zuckerman
       Sherwin A. Zuckerman

       s/ Daniel R. Zuckerman
       Daniel R. Zuckerman

       INDEX TO EXHIBITS

       99.1  Joint Filing Agreement dated March 2, 2012, by and among Zuckerman
       Investment Group, LLC, Sherwin A. Zuckerman and Daniel R. Zuckerman.
